EXHIBIT (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Dreyfus Index Funds, Inc.:

We consent to the inclusion in Post-Effective Amendment No. 15 to the Registration Statement of the Dreyfus Index Funds, Inc. on Form N-1A (File No. 33-31809) of our reports dated December 18, 1998, on our audits of the financial statements and financial highlights of Dreyfus S&P 500 Index Fund, Dreyfus Small Cap Stock Index Fund and Dreyfus International Stock Index Fund, respectively.

We also consent to the reference to our Firm under the headings "Financial Highlights" in the prospectus and "Counsel and Independent Auditors" in the statement of additional information.



                                        PricewaterhouseCoopers LLP

New York, New York
February 25, 1999